Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

November 7, 2014

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR THIRD QUARTER 2014

MINNEAPOLIS – November 7, 2014 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and nine months ended September 28, 2014.

Third Quarter Results

Net losses for the third quarter of 2014 were $23.1 million, compared to net earnings of $19.6 million for the third quarter of 2013. Losses from operations were $22.8 million for the third quarter of 2014 compared to earnings from operations of $18.8 million for the third quarter of 2013. Basic and diluted losses per share were $1.72 for the third quarter of 2014 compared to basic and diluted earnings per share of $1.48 and $1.46, respectively, for the third quarter of 2013.

Lakes Entertainment reported third quarter 2014 net revenues of $15.9 million, compared to prior-year third quarter net revenues of $15.5 million. Third quarter 2014 net revenues were related to the operation of Rocky Gap Casino Resort near Cumberland, Maryland (“Rocky Gap”). Lakes acquired this property in August 2012 and gaming operations began on May 22, 2013. During the third quarter of 2013, net revenues of $14.1 million were related to the operation of Rocky Gap. Also included in prior-year third quarter net revenues were $1.4 million of management fees related to the management of the Red Hawk Casino, near Sacramento, California, owned by the Shingle Springs Band of Miwok Indians (the “Shingle Springs Tribe”). There were no management fees earned during the third quarter of 2014 due to the August 29, 2013 termination of the management agreement for the Red Hawk Casino.

During the third quarters of 2014 and 2013, property operating expenses for Rocky Gap were $8.9 million and $8.2 million, respectively, and primarily related to gaming operations, rooms, food and beverage and golf. The increase in property operating expenses resulted primarily from an increase in gaming-related expenses, most notably gaming taxes, due to the increase in gaming related revenue in the current year quarter.

For the third quarter of 2014, selling, general and administrative expenses were $5.5 million compared to $5.4 million for the third quarter of 2013. Included in these amounts were Lakes corporate selling, general and administrative expenses of $1.5 million and $1.3 million during the third quarters of 2014 and 2013, respectively. Lakes’ corporate selling, general and administrative expenses consist primarily of payroll and related expenses and professional fees. Rocky Gap selling, general and administrative expenses were $4.0 million and $4.1 million during the third quarters of 2014 and 2013, respectively.

Lakes recognized approximately $17.4 million in recovery of impairment charges during the third quarter of 2013 related to a $57.1 million payment it received on notes receivable from the Shingle Springs Tribe that had previously been impaired and were valued at $39.7 million as of the payment date.

During the third quarter of 2013, Lakes recognized a gain of $3.8 million on extinguishment of liabilities associated with contract acquisition costs related to the project with the Shingle Springs Tribe due to the termination of the management agreement.

During the third quarter of 2014 Jerry Argovitz (“Argovitz”) was awarded approximately $2.4 million related to an arbitration action brought by Argovitz against Lakes. As a result, Lakes recognized charges related to arbitration award of $2.5 million during the third quarter of 2014, which included the $2.4 million award and $0.1 million of legal fees. The arbitration action was related to a previous agreement between Lakes and Argovitz.

Lakes recognized non-cash impairments and other losses of $21.0 million during the third quarter of 2014 related to its investment in Rock Ohio Ventures, LLC (“Rock Ohio”), a privately-held company, that owns 80% of the Horseshoe Casino Cleveland in Cleveland, Ohio; the Horseshoe Casino Cincinnati in Cincinnati, Ohio; the Thistledown Racino in North Randall, Ohio; and Turfway Park, a thoroughbred horseracing track located in Florence, Kentucky. Based on current information provided by Rock Ohio, Lakes has determined that there is now significant uncertainty surrounding the recovery of Lakes’ investment in Rock Ohio. The Ohio gaming properties have not performed as expected, which has led to forecasted potential working capital requirement issues that did not exist in prior quarters, based on information previously available to Lakes. As a result, Lakes determined that an other-than-temporary impairment had occurred and reduced the carrying value of the investment to its estimated fair value of zero as of September 28, 2014. Lakes recognized impairments and other losses of $3.4 million during the third quarter of 2013. Included in the impairments were $2.4 million related to intangible assets associated with the development and management agreement with the Shingle Springs Tribe, which were considered fully impaired upon the termination of the management agreement on August 29, 2013. In addition, receivables of approximately $1.0 million from related parties, that were directly related to the development and opening of Lakes’ Indian casino projects, were determined to be uncollectible and were impaired during the third quarter of 2013.

Depreciation and amortization was $0.9 million for the third quarter of 2014 compared to $0.8 million for the third quarter of 2013.

Nine Month Results

Net losses for the nine months ended September 28, 2014 were $24.8 million, compared to net earnings of $19.5 million for the nine months ended September 29, 2013. Losses from operations were $24.1 million for the first nine months of 2014 compared to earnings from operations of $15.6 million for the first nine months of 2013. Basic and diluted losses were $1.85 per share for the nine months ended September 28, 2014 compared to basic and diluted earnings per share of $1.48 and $1.46, respectively for the nine months ended September 29, 2013.

Lakes Entertainment reported net revenues of $42.3 million for the first nine months of 2014, compared to net revenues of $27.3 million in the prior year period. Net revenues in the current year period were related to the operation of Rocky Gap. During the prior year period, net revenues of $19.5 million were related to the operation of Rocky Gap. Also included in the prior-year period were net revenues of $7.8 million in management fees related to the management of the Red Hawk Casino. There were no management fees earned during the current year period due to the August 29, 2013 termination of the management agreement for the Red Hawk Casino.

During the first nine months of 2014, property operating expenses for Rocky Gap which related primarily to gaming operations, rooms, food and beverage and golf were $24.4 million compared to $12.2 million in the prior-year period. The increase in property operating expenses was due to the addition of gaming in May of 2013.

For the nine months ended September 28, 2014, selling, general and administrative expenses were $16.9 million compared to $13.8 million for the nine months ended September 29, 2013. Included in these amounts were Lakes corporate selling, general and administrative expenses of $5.5 million and $5.3 million, during the first nine months of 2014 and 2013, respectively. Rocky Gap selling, general and administrative expenses were $11.4 million and $8.5 million during the first nine months of 2014 and 2013, respectively. Lakes’ 2014 and 2013 corporate selling, general and administrative expenses consist primarily of payroll and related expenses and professional fees, as well as $0.8 million of business development costs in 2014. The increase in Rocky Gap selling, general and administrative expenses was due primarily to increases in payroll and related expenses and marketing and advertising expenses related to the addition of gaming during May 2013.

Lakes recognized approximately $17.4 million in recovery of impairment charges during the third quarter of 2013 related to a $57.1 million payment it received on notes receivable from the Shingle Springs Tribe that had previously been impaired and were valued at $39.7 million as of the payment date.

During the nine months ended September 29, 2013, Lakes recognized a gain of $3.8 million on extinguishment of liabilities associated with contract acquisition costs related to the project with the Shingle Springs Tribe due to the termination of the management agreement.

During the second quarter of 2014, Lakes entered into an agreement to sell its interest in Dania Casino & Jai Alai in Dania Beach, Florida for a total of $2.6 million. Per the agreement, on April 21, 2014, Lakes received $1.0 million in exchange for 40% of Lakes’ interest in the project. Upon the receipt of the payment during the second quarter of 2014, Lakes recognized a $1.0 million gain on sale of cost method investment since this asset had previously been written off. On October 17, 2014, Lakes was paid the entire remaining amount due at a discounted amount of approximately $1.4 million. Upon receipt of such payment, Lakes transferred its remaining ownership. Lakes will account for the receipt of this $1.4 million payment as a gain on sale of cost method investment in the fourth quarter of 2014.

Lakes recognized charges related to arbitration award of $2.5 million during the third quarter of 2014, which included the $2.4 million award and $0.1 million of legal fees. The award resulted from an arbitration action, related to a prior agreement, brought by Argovitz against Lakes.

Lakes recognized non-cash impairments and other losses of $21.0 million during the third quarter of 2014 related to its investment in Rock Ohio. Based on current information provided by Rock Ohio, Lakes has determined that there is now significant uncertainty surrounding the recovery of Lakes’ investment in Rock Ohio. The Ohio gaming properties have not performed as expected, which has led to forecasted potential working capital requirement issues that did not exist in prior quarters, based on information previously available to Lakes. As a result, Lakes determined that an other-than-temporary impairment had occurred and reduced the carrying value of the investment to its estimated fair value of zero as of September 28, 2014. Lakes recognized impairments and other losses of $3.4 million during the nine months ended September 29, 2013. Included in the impairments were $2.4 million related to intangible assets associated with the development and management agreement with the Shingle Springs Tribe, which were considered fully impaired upon the termination of the management agreement on August 29, 2013. In addition, receivables of approximately $1.0 million from related parties, that were directly related to the development and opening of Lakes’ Indian casino projects, were determined to be uncollectible and were impaired during the nine months ended September 29, 2013.

During the nine months ended September 29, 2013, Lakes recognized preopening expenses of $1.2 million related to the Rocky Gap project. There were no preopening expenses during the current year period.

Depreciation and amortization was $2.6 million for the nine months ended September 28, 2014 compared to $1.5 million for the nine months ended September 29, 2013. The increase related to depreciation on Rocky Gap fixed assets.

Tim Cope, President and Chief Financial Officer of Lakes stated, "Rocky Gap operations continued to perform well during the third quarter of this year. During the quarter, we added 150 new parking spaces, completed the expansion of the fitness center and the remodel of the golf shop. Even with an increase of 19 more machines this year compared to 2013 we saw an increase in slot win per-unit per-day from $181 for the third quarter of 2013 to $199 for the third quarter of this year. The gaming facility features 577 video lottery terminals, 15 table games, two poker tables and a casino bar along with a lobby food and beverage outlet. The AAA Four Diamond Award® winning property also includes a hotel, event center, restaurants, spa, the only Jack Nicklaus signature golf course in Maryland as well as a wide variety of outdoor and water activities.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, ”We are disappointed that the results of the Ohio gaming properties have now caused uncertainty surrounding the recovery of our investment in Rock Ohio and have resulted in the impairment of this investment during the third quarter.” Mr. Berman continued, “During the third quarter we announced that we had retained the services of Macquarie Capital as our financial advisor in connection with the evaluation of strategic alternatives aimed at enhancing shareholder value. With approximately $80 million in cash and short-term investments on our balance sheet, we continue to consider new ventures in order to maximize shareholder value.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. Lakes also has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio, as well as Turfway Park in Florence, Kentucky.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; Lakes operates in a highly competitive industry; possible changes in regulations; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management; and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	September 28, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$33,356	$37,897
Short-term investments	47,327	49,099
Income taxes receivable	-	2,155
Other	2,359	1,774
Total current assets	83,042	90,925
Property and equipment, net	33,547	31,659
Other assets:
Investment in unconsolidated investee	-	20,997
Gaming license	1,910	2,015
Land held for development	960	1,130
Income taxes receivable	2,155	-
Other	486	535
Total other assets	5,511	24,677
Total assets	$122,100	$147,261

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$1,367	$1,251
Other	3,820	3,610
Total current liabilities	5,187	4,861
Long-term debt, net	9,278	10,321
Total liabilities	14,465	15,182
Total shareholders' equity	107,635	132,079
Total liabilities and shareholders' equity	$122,100	$147,261

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Revenues:
Management fees	$-	$1,384	$-	$7,762
Gaming	12,072	10,445	33,460	13,633
Room	1,940	1,849	4,884	2,728
Food and beverage	1,835	1,665	4,660	2,566
Other operating	829	647	1,806	1,154
License fees and other	44	26	107	66
Gross revenues	16,720	16,016	44,917	27,909
Less promotional allowances	790	524	2,570	564
Net revenues	15,930	15,492	42,347	27,345

Costs and expenses:
Gaming	6,841	6,037	19,208	8,055
Room	226	255	509	580
Food and beverage	1,366	1,393	3,589	2,455
Other operating	470	483	1,131	1,116
Selling, general and administrative	5,455	5,398	16,918	13,782
Recovery of impairment on notes receivable	-	(17,382)	-	(17,382)
Gain on extinguishment of liabilities	-	(3,752)	-	(3,752)
Gain on sale of cost method investment	-	-	(1,000)	-
Impairments and other losses	20,997	3,356	20,997	3,356
Charges related to arbitration award	2,530	-	2,530	-
Preopening expenses	-	-	-	1,163
Amortization of intangible assets related to Indian casino projects	-	187	-	716
Gain on sale of land	(66)	-	(66)	-
Loss on disposal of property and equipment	37	-	61	143
Depreciation and amortization	896	759	2,613	1,476
Total costs and expenses	38,752	(3,266)	66,490	11,708

Earnings (loss) from operations	(22,822)	18,758	(24,143)	15,637

Other income (expense):
Interest income	39	1,276	110	4,770
Interest expense	(297)	(450)	(923)	(922)
Other	4	15	169	25
Total other income (expense), net	(254)	841	(644)	3,873
Earnings (loss) before income taxes	(23,076)	19,599	(24,787)	19,510
Income tax benefit	-	-	-	-
Net earnings (loss)	$(23,076)	$19,599	$(24,787)	$19,510
Other comprehensive loss	(3)	(9)	(2)	(9)
Comprehensive income (loss)	$(23,079)	$19,590	$(24,789)	$19,501

Weighted-average common shares outstanding
Basic	13,389	13,232	13,376	13,225
Dilutive impact of stock options	-	184	-	111
Diluted	13,389	13,416	13,376	13,336

Earnings (loss) per share
Basic	$(1.72)	$1.48	$(1.85)	$1.48
Diluted	$(1.72)	$1.46	$(1.85)	$1.46